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                                                                EXHIBIT 9(d)(ii)





                  AMENDMENT NO. 2 TO TRANSFER AGENCY AGREEMENT


         This Amendment, dated the 31st day of July 1991, is entered into between MARKET STREET FUND, INC. (the "Fund"), a Maryland corporation, and PROVIDENT FINANCIAL PROCESSING CORPORATION ("PFPC") , a Delaware corporation which is an indirect wholly-owned subsidiary PNC Financial Corp.

         WHEREAS, the Fund and PFPC have entered into a Transfer Agency Agreement dated as of December 12, 1985, and amended on September 9, 1988 (the "Transfer Agency Agreement"), pursuant to which the Fund appointed PFPC to act as transfer agent for its investment portfolios; and

         WHEREAS, the Fund's Board of Directors has approved this Amendment; and

         WHEREAS, the Fund has established additional classes of shares, Aggressive Growth Portfolio shares and International Equity Portfolio shares, with respect to which it wants to appoint PFPC to act as transfer agent under the Transfer Agency Agreement; and

         WHEREAS, PFPC has notified the Fund that it wants to serve as transfer agent for the Aggressive Growth Portfolio and International Equity Portfolio;

         NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Appointment. The Fund hereby appoints PFPC to act as transfer agent, registrar and dividend disbursing agent to the Fund for the Aggressive Growth Portfolio and International Equity Portfolio for the period and on the terms set forth in the Transfer Agency Agreement. PFPC hereby accepts such appointment and agrees to render the services set forth in the Transfer Agency Agreement, for the compensation as agreed to between the Fund and PFPC from time to time.

         2. Capitalized Terms. From and after the date hereof, the following terms as used in the Transfer Agency Agreement shall be deemed to include also the meaning specified herein: "Shares" shall be deemed to include the class of Aggressive Growth Portfolio shares and the class of International Equity Portfolio shares; and "Portfolios" shall be deemed to include the Aggressive Growth Portfolio shares and the International Equity Portfolio shares.





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         3.      Miscellaneous.  Except to the extent amended and supplemented hereby, the Transfer Agency Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended and supplemented hereby.

         IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date and year first above written.


                                           MARKET STREET FUND, INC.


                          (SEAL)           By: [sig]
                                              ---------------------------------
                                           Title:  TREASURER


                                           PROVIDENT FINANCIAL PROCESSING
                                           CORPORATION


                          (SEAL)           By: [sig]
                                              ---------------------------------
                                           Title:   Vice President





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